Exhibit 10.9

DEVELOPMENT, SUPPLY AND EXCLUSIVE LICENSE
AGREEMENT

This Development, Supply and Exclusive License Agreement is made between

Oasmia Pharmaceutical AB (“Licensor”)

a corporation organized under the laws of Sweden

and having its principal office at

Vallongatan 1, 752 28 Uppsala, Sweden

and

Nippon Zenyaku Kogyo Co. Ltd (“Licensee”)

a corporation organized under the laws of Japan

and having its principal office at

1-1 Tairanoue Sasagawa, Asaka-machi,

Kooriyama City, Fukushima Prefecture

963-0196 Japan

and takes effect as of April 21, 2010 (the “Effective Date”).

WHEREAS

-	Licensor has certain worldwide rights to Licensed Technology (hereinafter defined) to a veterinary pharmaceutical product (hereinafter defined).

-	Licensee is a company specializing in marketing and distribution of veterinary pharmaceutical products and has the competencies and capabilities to develop, register, market and distribute the Product in the Territory (hereinafter defined).

-	Licensor is desirous of granting to Licensee, and Licensee is desirous of accepting from Licensor, the exclusive rights to sell the Product in the Territory using the Licensed Technology.

-	Licensor is desirous of supplying Licensee's requirements of the Product and Licensee is desirous of purchasing the same from Licensor.

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1.	DEFINITIONS

1.1	“Affiliate” shall mean any entity that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a party, and the term “control” means control of (i) more than half of the voting power or issued share capital, or (ii) the control directly or indirectly to direct or cause direction of the management and policies of an entity; and the terms “controls” and “controlled” shall be construed accordingly;

1.2	“Agreed Quality” shall have the meaning given in Clause 17.1;

1.3	“Agreement” shall mean this Development, Supply and Exclusive License Agreement;

1.4	“Claim” shall mean any claim, action, demand, proceeding, complaint or other similar action (including, but not limited to, any such claim, action, demand, proceeding, complaint or other similar action by a third party);

1.5	“Clinical Trial” shall have the meaning given in Clause 3.1;

1.6	“Competent Authorities” shall mean any and all competent and regulatory authorities in the Territory: (i) that are responsible for the regulation of veterinary medicinal products intended for human use and responsible for granting any Marketing Authorisation, (ii) all local Veterinary Medicinal Product Agencies; and (iii) all pricing and reimbursement authorities;

1.7	“Confidential Information” shall mean in relation to a party any secret or proprietary information (whether written or oral and in whatever medium) relating to a party’s business or of the business of their Affiliates, including Intellectual Property Rights, the Trademark, Know-how, the Improvements, the Product and related developments, other products, substances, customer lists, pricing policies, employment records and policies, operational methods, marketing and strategy plans and policies, product development techniques or plans, regulatory data, data, regulatory applications and dealings, methods of manufacture, technical processes, designs and design projects, inventions and research programmes, trade secrets and other business affairs, and any other information of a confidential nature of the party or of its Affiliates;

1.8	“CT Product” shall have the meaning given in Clause 3.2;

1.9	“Data or Market Exclusivity” shall mean any data protection, market exclusivity or any similar protection granted to the Product according to the applicable rules and regulations in the Territory;

1.10	“Data Protection Laws” shall mean the data privacy and data protection laws applicable to the Personal Data and activities in relation to such Personal Data;

1.11	“Data Provider” shall have the meaning given in Clause 7.1;

1.12	“Data Recipients” shall have the meaning given in Clause 7.1;

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1.13	“Detailed Manufacturing Documentation” shall mean all of Licensor’s standard operating procedures for the manufacture of the Product from time to time in place;

1.14	“Effective Date” shall mean the signing date of this Agreement as first above written;

1.15	“Field” shall mean veterinary therapy.

1.16	“Finished Product” shall mean the Product packaged, labelled and released according to the specifications approved by Competent Authorities for distribution and sale in the Territory;

1.17	“Fiscal Year” shall mean a period from April 1 in one Year to March 31 in the following Year;

1.18	“GMP” shall mean current Good Manufacturing Practice for veterinary medicinal products as defined in all applicable legislation and guidelines;

1.19	“Improvements” shall mean (a) any change in, or development, improvement or derivative of, or modification to the Licensed Technology or the method of manufacture, processing or use in relation to or application of the Licensed Technology (whether patentable or not), including improvements defined as aforesaid which (i) embody, use or are improvements to or derivatives of Licensed Technology; or (ii) which would infringe any patent or employ any Know-how included in Licensed Technology; or (iii) otherwise relate to the Product; and (b) improvements in or additions to Know-how relating to the Product. “Improvements” shall always exclude data and Information falling within the definition of Regulatory and Clinical Data;

1.20	“Indemnitee” shall have the meaning given in Clause 22.3.1

1.21	“Indemnitor” shall have the meaning given in Clause 22.3.1

1.22	“Information” means any information, communications or data, in any form, including oral, written, graphic, electro-magnetic, in machine readable form, computerised, or otherwise stored in any media;

1.23	“Intellectual Property” shall mean all intellectual property including all patents, trade marks, service marks, registered designs, utility models, design right, database rights, copyright, trade secrets and other confidential information, know-how, and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights, right to claim priority, the right to sue for past infringements and common law or equitable remedies in respect of any of the foregoing rights, and any renewals, extensions or restorations, and divisional, continuation and reissued applications of the foregoing rights (and “Intellectual Property Rights” means rights, title and interest including all moral rights in such Intellectual Property);

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1.24	“Know-how” shall mean any and all relevant Information, data and/or know-how, unpatented formulae, processes, trade secrets and technologies, whether or not patentable from time to time during the Term owned or controlled by the relevant party, including that relating to: (i) the toxicology, pharmacology, and use of the Product; (ii) production or manufacturing, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological data and pharmacological techniques relating to the Product or Finished Product; or (iii) the promotion, marketing, sale and distribution of the Finished Product (including customers) in the Territory;

1.25	“Licensed Technology” shall mean collectively the Know-how and the Regulatory and Clinical Data owned or controlled by Licensor and Licensor's Patents, in each case to the extent that they relate to the Field;

1.26	“Licensor's Patents” shall mean Patents Rights in the Territory shown in Appendix II that are owned or controlled by Licensor and that relate to the Product, including its uses and processes for manufacture;

1.27	“Losses” shall mean losses of whatsoever nature, including damages, payments, penalties, interest, fines and compensation, howsoever they might arise, whether as a result of a tort (including negligence), breach of contract, breach of statutory duty or misrepresentation and shall include all reasonable professional fees and expenses;

1.28	“Marketing Authorisation” shall mean any and all marketing and other authorisations and approvals for uses in the Field by Competent Authorities or a governmental or similar body necessary for the lawful importation, use, marketing, promotion, distribution, and sale (whether to the public or the private sectors) of the Product in the Territory including but not limited to regulatory approval;

1.29	“Net Sales” shall mean the amounts invoiced (or that should properly be invoiced) for Product utilizing any of the Licensed Technology, and that are sold by or on behalf of Licensee or its Affiliates or any sublicensee of Licensee or its Affiliates to the first person independent of the foregoing in a bona fide arm’s length transaction without ties to any other product, less the following amounts where they are properly and actually incurred and itemized on invoices: rebates, discounts, allowances, (but not rebates, discounts or allowances for prompt payments), credits for refunds in respect of actual returns of Product, and taxes for sales or commodity taxes which are included in the selling price of the Product and collected as part thereof. Any transaction that is not bona fide arm’s length or that is tied to other products will be treated for the purpose of “Net Sales” as having been invoiced at the price that ought to have been invoiced at the prevailing market rate had the transaction been bona fide and arm’s length and without ties to other products;

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1.30	“Non-Conforming Product” shall have the meaning given in Clause 17.8;

1.31	“Patent Rights” shall mean all intellectual and industrial property rights, including the right to claim priority, the right to sue for past infringements and common law or equitable remedies in respect of any of the rights, and any renewals, extensions or restorations, and divisional, continuation and reissued applications of the following rights: (a) (i) the rights in patent applications shown in Appendix II (and patents issued thereon) and all inventions described therein; and (ii) rights in patents shown in Appendix II and all inventions described therein; and in each of (i) and (ii), including any substitutions, extensions, reissues, renewals, divisions, confirmations, continuations-in-part, registrations, and all foreign counterpart patent applications and patents; and (b) (i) rights in all patentable inventions made and patent applications which are filed for by Licensor or any of its Affiliates during the Term (and patents issued thereon) and that relate to the Product; and (ii) rights in patentable inventions made and patent applications licensed to or acquired during the Term by Licensor or any of its Affiliates from third parties and that relate to the Product; and which, in respect of (b)(i) and (ii), in the absence of a licence, would constitute an infringement of the patents or patent applications listed in Appendix II;

1.32	“Personal Data” means any information relating to an identified or identifiable natural person contained in the Regulatory and Clinical Trial Data;

1.33	“Product” shall mean Paccal Vet 60 mg vial containing 60 mg of paclitaxel in nanoparticle formulation (Paclitaxel: Oasmia Novel exciepient XR-17) and any revised or improved, derivative thereto for the use in the Field or any pharmaceutical preparations that contain or comprise Oasmia Novel exciepent XR-17;

1.34	“Regulatory and Clinical Data” shall mean data and Information: (i) directly or indirectly generated from any clinical trial in relation to the Product, including all raw data and analyses; (ii) arising from interactions with Competent Authorities, or drafted or prepared with the intention of being submitted, or which is actually submitted to any Competent Authority, and all preparatory data and Information that supports or are or might be used to support the foregoing submissions;

1.35	“Regulatory Requirements” shall mean all laws, guidelines and notices applicable in the Territory to the manufacturing, provision, sale, promotion, marketing and clinical testing of the Product, including pharmacovigilance requirements;

1.36	“Second Source Manufacture” shall have the meaning given in Clause 14.1;

1.37	“Supply Price” shall mean the price extended for the Finished Product by Licensor to Licensee as set forth in Appendix I;

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1.38	“Term” shall mean the term of this Agreement, from the Effective Date until its termination or expiry;

1.39	“Territory” shall mean Japan;

1.40	“Trademark” shall mean the trademark or trademarks (registered or unregistered) under which the Product is from time to time marketed and/or sold and/or provided by Licensee in the Territory;

1.41	“Year” shall mean a calendar year.

1.42	In this Agreement (except where the context otherwise requires):

1.42.1	any reference to a Recital, Clause or Appendix is a reference to the relevant recital, clause or appendix of or to this Agreement;

1.42.2	the index and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.42.3	any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, governmental agencies and departments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.42.4	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of any other words;

1.42.5	unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, and (in each case) vice versa and words importing persons include all persons;

1.42.6	references to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has modified or re-enacted (whether with or without modification) and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

2.	GRANT OF LICENSE TO PROMOTE AND SELL

2.1	Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the exclusive right and exclusive license during the Term to: import, promote, use, sell and distribute the Product (i) using the Licensed Technology in the Territory, and for use in the Field, and, (ii) upon their coming into the ownership or control of Licensor: all Improvements to the Licensed Technology and all Regulatory and Clinical Data, for use in the Field, in the Territory.

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2.2	Licensor agrees to disclose and provide from time to time to Licensee that Know-how included in the Licensed Technology and that Regulatory and Clinical Data in the possession or control of Licensor or its Affiliates at the Effective Date. Appendix IV contains a detailed list of the documented Know-how and Regulatory and Clinical Data to be provided by Licensor within four (4) weeks of the date of this Agreement, and Licensee agrees that provision by Licensor of the Know-how and Regulatory and Clinical Data listed in Appendix IV shall constitute a fulfilment of Licensor’s obligations under this Clause 2.2 with respect to the provision of Know-how and Regulatory and Clinical Data.

2.3	The grant of rights hereunder includes the right to incorporate, use or reference the Know-how and Regulatory and Clinical Data included in the Licensed Technology with respect to any regulatory filing in the Field within the Territory and to apply for, hold and maintain Market Authorisation on behalf of Licensor in the Territory.

2.4	During the Term in no case shall Licensor supply the Product to any third party in the Territory for the use in the Field.

2.5	In addition to the Product in this Agreement, Licensor will give Licensee first refusal right to develop and distribute any new veterinary product that Licensor brings to the Territory in the future, including Doxophos Vet, a new and unique anticancer agent currently under preclinical development by Licensor. Licensor shall notify Licensee in writing of the availability of such new product, the terms and conditions thereof shall be discussed and agreed between the Parties in a separate agreement within ninety (90) days from receipt of such notice by the Licensee.

3.	GRANT OF LICENSE TO DEVELOP

3.1	Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the exclusive right and exclusive licence, without the right to grant sublicences, during the Term to conduct and manage at Licensee’s own expense, clinical trials appropriate for the grant of Marketing Authorisation of the Product in the Territory (“Clinical Trials”). For the avoidance of doubt, Licensee may outsource the running and management of the Clinical Trials, but must remain the sponsor.

3.2	Licensor shall supply Product in the Clinical Trial free of charge to Licensee (“CT Product”). Licensee shall order CT Product at least forty (40) business days in advance of the stated required delivery date. Delivery of CT Product shall be made to Licensee’s principle office as first above written. Licensor shall be responsible for packaging, labelling, blinding and randomising the CT Product as appropriate for use in the Clinical Trial. The terms of Clause 13 shall apply to the supply of CT Product, save that in the case of conflict, the terms of this Clause 3.2 shall apply.

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4.	JOINT STEERING COMMITTEE

4.1	Promptly after the Effective Date, but in any event within ninety (90) days from the Effective Date, the Parties shall establish a steering committee (the “Committee”) to oversee the Parties' cooperation and performance under the Agreement including but not limited to the development, manufacturing, marketing and regulatory issues of the Product to ensure timely supply, development and approval and successful marketing of the Product.

4.2	The Committee shall include an equal number (between two and four (2-4)) of representatives of each party. The initial members of the Committee are specified in Appendix V. Each of the Parties may replace any or all of its representatives on the Committee at any time upon written notice to the other in accordance with Clause 35. Each party may, in its sole discretion, but subject to the written objection of the other party (with demonstrable reason for objection), invite to attend meetings or portions of such meetings of the Committee, a reasonable number of non-member representative of such party who have a reasonable purpose for attending such meeting or portion of such meeting. The Committee shall be co-chaired by a representative of each party, as such representative may be changed by the designating party at the time. The co-chairpersons shall appoint a secretary of the Committee, and such secretary shall serve for such term as designated by the co-chair persons.

4.3	The Committee shall meet at least every six calendar months, with the first meeting to be held within six calendar months following the Effective Date, unless otherwise agreed between the Parties. Such meetings shall alternate between Licensor and Licensee locations (or be held by teleconference or videoconference or other suitable remote meeting system, if agreed by the Parties) and be held at such times as are mutually agreed upon by the Committee.

4.4	The role of the Committee shall be to facilitate sharing of information between the Parties and to permit discussion and recommendations, in particular in relation to:

4.4.1	reviewing and evaluating data from pre-clinical studies, clinical trials and toxicology studies in respect of the Product as it becomes available;

4.4.2	reviewing Licensee’s strategy and plans for marketing the Product in the Territory;

4.4.3	reviewing regulatory data and regulatory documentation, and the progress and outcomes of applications to Competent Authorities in the Territory for Marketing Authorisation and determining an agreed written strategy in respect of the same;

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4.4.4	considering what might be suitable as the Trademark;

4.4.5	considering additional indications for which clinical trials might be undertaken and applications made to Competent Authorities in the Territory; and

4.4.6	discussing manufacturing and supply and any issues or Improvements which might be made, and reconciling the quality systems of the Parties, as needed.

4.5	However, each party shall be at liberty to make its own decisions, following discussion in the Committee, in relation to their respective obligations under this Agreement.

5.	REGISTRATION, APPROVAL ETC. OF THE PRODUCT

5.1	Following the granting of the Marketing Authorisation, but prior to the manufacture of any Product for delivery to the Territory, Licensor shall ascertain that any and all reasonable requirements of any Competent Authorities applicable to the manufacture and composition of the Product might be met in the manufacture of the Product by Licensor or its subcontractors, and Licensor shall identify any reasonably necessary modifications to the manufacturing process necessary to cause the Product to meet the manufacturing requirements applicable to allow the sale and distribution of the Product in the Territory, save that it shall be Licensee’s responsibility to ascertain the requirements of the Competent Authorities with respect to the containment, packaging, storage, transportation and labelling of the Product and to provide this information in sufficient detail to Licensor to enable Licensor to manufacture the Finished Product.

5.2	Licensee shall use all reasonable endeavours to obtain as soon as reasonably possible, and to thereafter maintain in its own name but on behalf of Licensor, each Marketing Authorisation for the Product in the Territory that is required to market, promote and/or sell the Product to all the potential purchasers/ prescribers in the Territory, as soon as reasonably possible.

5.3	Licensee shall be solely responsible for all communications with the Competent Authorities in relation to obtaining and maintaining the Marketing Authorisation in the Territory.

5.4	Licensor shall at its commercially reasonable endeavours, support Licensee in obtaining and maintaining Marketing Authorisation (including registrations or approvals required by the Competent Authorities) for the Product in the Territory, without any charge. Licensor shall in connection hereto provide to Licensee any advice, assistance, information and data (to the extent in the possession or control of Licensee) as is necessary in connection with Licensee’s filings and/or correspondence with the Competent Authorities, at Licensor’s sole expense.

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5.5	Licensor undertakes to perform any tests and/or investigations with regard to the manufacturing of the Product as are required by any Competent Authority in order to maintain the Marketing Authorisation during the Term.

5.6	If any modifications are made to the Product which require a variation or other change of the Marketing Authorisations in the Territory as a result of request by Licensee (that is not required by requirements of any Agreed Quality), it shall be settled in good faith after due consultation between the Parties.

5.7	Licensor and Licensee shall keep each other informed of all developments of which either party becomes aware with respect to major clinical and commercial relevance and clinical activities in connection with the Product and competing products on a twice yearly basis at a development meeting to be held alternately at each others premises (or be held by teleconference or videoconference or other suitable remote meeting system, if agreed by the Parties). In the case of important events (including without limitation adverse events), the reporting activities have to be immediate and/or more frequent in the time frame that reflects the severity or importance of the events, as required to comply with all obligations of Licensor and Licensee in the Territory.

5.8	Each party undertakes to notify the other party within ten (10) business days of receipt of any correspondence received from any Competent Authority pertaining to the distribution of the Product in the Territory. In case of urgent matters, such notification shall take place without delay.

5.9	Licensee shall be responsible for agreeing with each Competent Authority the requirements with respect to packaging and labelling of the Product, including design/artwork, material and text, as well as the form of packaging, the appearance of the packaging or labelling and the manner of packaging, storage, and handling as required for the Product in the Territory. Licensee shall provide to Licensor on a regular basis the information and requirements necessary for manufacturing packaging and labelling from time to time in the Territory and on Licensor’s request proof-read and approve any packaging, labeling, design/artwork, material and text.

6.	LICENSE FROM LICENSEE

6.1	If during the Term, Licensee acquires ownership or possession of any Improvements and/ or of any Regulatory and Clinical Data (other than from Licensor or its Affiliates), Licensee shall promptly disclose those Improvements and/or Regulatory and Clinical Data to Licensor through a written disclosure that reasonably documents all the Improvement(s) and Regulatory and Clinical Data (as applicable).

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6.2	Subject to the terms and conditions of this Agreement, Licensee grants to Licensor the following rights with respect to the Improvements and Regulatory and Clinical Data disclosed or to be disclosed pursuant to Clause 6.1:

6.2.1	the exclusive right and license (with the right to grant sublicenses) during the Term to use any and all such Improvements that are not severable from the Licensed Technology;

6.2.2	the non-exclusive right and license (with the right to grant sublicenses) during the Term to use any and all such Improvements that are severable from the Licensed Technology; and

6.2.3	the exclusive right and license (with the right to grant sublicenses) during the Term to use any and all such Regulatory and Clinical Data.

in each case for any and all regulatory and/or sales, promotion and marketing purposes relating to the Product outside the Territory.

6.3	The licence granted pursuant to Clause 6.2.1 and Clause 6.2.3, and sublicenses granted under it shall be royalty free with respect to uses made by Licensor, its Affiliates and their sublicensees. The licence granted pursuant to Clause 6.2.2 and sublicenses granted under it shall be discussed in good faith separately.

6.4	Licensee may, but not obligated to support Licensor, at Licensor’s sole expense, if reasonably requested and on terms negotiated in good faith where Licensee has in its possession or control or is more easily able to obtain, Information reasonably necessary for the obtaining or maintenance by Licensor of any Marketing Authorisation for the Product outside the Territory. In consideration of the support practically performed by Licensee, upon Licensor’s request, Licensor shall compensate Licensee with a reasonable service fee in accordance with the amount mutually agreed in writing between the Parties.

7.	DATA PRIVACY

7.1	Each party (“Data Provider”) shall be responsible for ensuring that it complies with Data Protection Laws with respect to the provision of Regulatory and Clinical Trial Data to the other party pursuant to this Agreement. The Data Provider shall ensure as far as is reasonably possible, that all permitted recipients of the Regulatory and Clinical Trial Data pursuant to this Agreement (“Data Recipients”) shall have the lawful authority pursuant to Data Protection Laws, to use, store, make copies of and disclose the Regulatory and Clinical Trial Data provided, in the Territory.

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7.2	Without prejudice to the generality of Clause 7.1, each Data Provider shall be responsible for ensuring that they obtain in advance all necessary and appropriate consents from data subjects allowing information relating to them and included in Regulatory and Clinical Trial Data, to, pursuant to the Data Protection Laws:

7.2.1	be transferred to any country in the world;

7.2.2	be disclosed to all Data Recipients;

7.2.3	used by Data Recipients for those uses permitted pursuant to this Agreement, including for:

7.2.3.1	supply to Competent Authorities;

7.2.3.2	supply to persons writing articles for veterinary medical or other relevant publications; and

7.2.3.3	statistical analysis.

7.3	The Parties shall implement appropriate technical and organisational measures to protect the Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure.

7.4	When implementing and updating technical and organisational measures, each party shall have regard to:

7.4.1	the sensitive nature of the Personal Data and the substantial harm which would result from unauthorised or unlawful processing or accidental loss or destruction of or damage to such Personal Data; and

7.4.2	the state of technological development and the cost of implementing such measures.

7.5	The Parties shall ensure:

7.5.1	the reliability of any employees, contractors and contractor personnel who have access to the Personal Data; and

7.5.2	that all employees, contractors and contractor personnel involved in the processing of the Personal Data have undergone adequate training in the care, protection and handling of the Personal Data.

7.6	Each party shall provide reasonable assistance to the other party to comply with any obligations under Data Protection Laws and shall not perform its obligations under this Agreement in such a way as to knowingly cause the other party to breach any of its obligations under Data Protection Laws.

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8.	PHARMACOVIGILANCE

8.1	Licensee, as holder of the Marketing Authorisation, shall be solely responsible for all pharmacovigilance related obligations required pursuant to the Regulatory Requirements and all related obligations in connection with this Agreement under applicable laws, regulations and guidelines in the Territory, including without limitation any undertaking necessary to maintain the Marketing Authorisation. The Parties shall make commercially reasonable efforts to promptly establish and adopt sufficient procedures concerning such cooperation and the exchange of pharmacovigilance information. These procedures shall be documented in writing and attached to this Agreement as Appendix IV prior to the first delivery of Product under this Agreement.

8.2	Licensee shall promptly notify Licensor in writing of any adverse events of which Licensee becomes aware in relation to the Product. Licensor shall provide Licensee any and all information on pharmacovigilance issue in any other countries outside Territory.

8.3	Licensee shall promptly provide to Licensor copies of all documents containing any negative comments or feed back, or details of any safety issues, in relation to the Product, its sale, marketing or promotion that is received from or exchanged with any Competent Authority or other person in accordance with the procedure set forth in Appendix IV.

9.	MARKETING AND SALES

9.1	Licensee shall use its commercially reasonable best efforts to launch the Product within six (6) months after receipt of notice that it has obtained Marketing Authorisation in the Territory.

9.2	Upon grant of the Marketing Authorisation and Licensee’s launch of the Product, Licensee shall use its commercially reasonable best efforts to market, offer for sale and maximise sales of the Product in the Territory for the remainder of the Term.

9.3	Licensee shall be solely responsible for the marketing and promotion costs in the Territory. Licensor shall at all times use its commercially reasonable endeavours to assist Licensee in promoting the Product in the Territory and provide Licensee, free of charge, with such information, advertising and promotional materials and documentations available to Licensor as it shall from time to time considered necessary.

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10.	MILESTONE PAYMENTS

10.1	As consideration to Licensor for the rights granted hereunder and for Licensee's compliance with the terms and conditions hereof, Licensee shall make milestone payments to Licensor as follows:

(a)	The sum of five hundred and fifty thousand (550 000) Euros within fifteen (15) days at the Effective Date;

(b)	The sum of seven hundred thousand (700,000) Euros within forty five (45) days of the granting of Marketing Authorisation;

(c)	The sum of one million (1,000,000) Euros within forty five (45) days when the annual Net Sales reach seven million five hundred thousand (7,500,000) US dollars for the first time; and

(d)	The sum of one million (1,000,000) Euros forty five (45) days from when the annual Net Sales reach twelve million five hundred thousand (12,500,000) US dollars for the first time.

10.2	In the event that Marketing Authorisation was not obtained due to Licensor's negligence, or this Agreement was terminated caused by Licensor’s breach of this Agreement, and/or Licensor permanently withdraws the Finished Product from the market in the Territory following a Recall as a result of negligence or breach of this Agreement by Licensor, Licensor shall reimburse Licensee previously received Milestone Payment pursuant to Clause 10.1(a) and (b) and all actual and documental costs for obtaining Marketing Authorisation, including but not limited to Clinical Trial expenses, within forty five (45) days from the date of receipt of such invoice issued in writing by Licensee. In the event Marketing Authorisation was not obtained due to any unavoidable occurrence beyond Licensee's control other than stipulated above Licensor shall reimburse Licensee the Milestone Payment pursuant to Clause 10.1(a).

11.	ROYALTIES

11.1	In consideration of the license rights granted in the Agreement, Licensee and its Affiliates shall pay royalties to Licensor which shall be calculated as described in Appendix I.

11.2	Licensee and its Affiliates shall keep and maintain complete and accurate records of the sales and all necessary and supporting data for calculation of the Net Sales of the Product for each year and shall retain such records for a period of five (5) years thereafter. Licensor shall have the right to from time to time nominate a firm of independent certified public accountants acceptable to Licensee to inspect and take copies of such records during reasonable business hours, for the purpose of verifying, at Licensor's expense, the Net Sales of Licensee and its Affiliates, provided that this right may not be exercised more than once in any Year, and provided further that such accounting firm shall be first made subject to confidentiality obligations not more burdensome than those to which the Parties are subject to under this Agreement. If Licensee is required to reimburse Licensor for an underpayment (in any amount) it shall do so (together with interest payable pursuant to Clause 19.10) within thirty (30) days of its receipt of notice from Licensor of the result of the accountant's audit. In the event that the accountants' audit finds that an underpayment of five (5) percent or more has been made by Licensee, Licensee shall reimburse Licensor the cost of the audit within thirty (30) days of its receipt of notice of the results of the audit.

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11.3	If Licensee sells Product in a currency other than Euro, then for purposes of calculating the royalty payable, “Net Sales” of such sales shall be computed on the basis of the “spot” conversion rate of the currency of sale into Euro quoted in the last day of each quarter as of the close of business on the last day of the applicable accounting and payment period.

11.4	Licensee shall provide Licensor with any documents or information reasonably requested by Licensor in order to comply with any tax, foreign exchange or other laws relating to this Agreement and payments hereunder. The Parties shall cooperate with each other for Licensor’s applications and reports to any governmental authorities.

12.	FORECASTING AND ORDERING

12.1	Licensee shall by the 1st January and 1st July each Year provide to Licensor in writing its forecast requirements of Finished Product for the next twenty four (24) months following either 1st January or 1st July , as applicable, where (subject to Clause 12.3) the first three (3) months of such forecast shall be considered a binding purchase order (“Binding Purchase Order”) and the remaining twenty one (21) month forecast shall be considered a non-binding estimate.

12.2	A non-binding estimate shall be used by Licensor solely for production planning purposes. Licensee makes no representation and gives no warranty, express or implied, regarding the accuracy of non-binding estimates or that Licensee will actually order the amount of Finished Product indicated in any such estimate.

12.3	Licensor shall notify Licensee following receipt of a forecast pursuant to Clause 12.1, if its manufacturing capacity is not likely to be sufficient to meet the anticipated volume requirements of Licensee (taking into account Licensor’s own and other third parties’ requirements), as well as the volumes of Finished Product that Licensor is likely to be able to supply during the period of the forecast, then Licensor shall inform Licensee without delay, the volume of Finished Product Licensor is able to supply by the lead time, and specify when the remaining volume will be available.

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13.	SUPPLY OF PRODUCT

13.1	Licensor shall supply the Finished Product to Licensee in accordance with the terms of this Agreement, and all other terms (save for those agreed by the Parties) whether express or implied, shall be excluded from any contract for Finished Product.

13.2	Licensor shall (subject to Clause 12.3), during the Term, manufacture and deliver such quantities of Finished Product which are ordered by Licensee in writing from time to time within sixty (60) days from the date of Licensee's Binding Purchase Order pursuant to Clause 12.1.

Subject to the foregoing, Licensor shall confirm in writing each purchase order within five (5) business days from the receipt of the same.

13.3	As part of the Supply Price, Licensor shall package and label Finished Product manufactured by Licensor according to Clause 13.1 above for distribution by Licensee. As part of the Supply Price, Licensor shall package and label Products in compliance with the instructions provided by Licensee, provided that Licensor shall have no obligation to implement new packaging or labelling requirements communicated by Licensee with a lead time of less than two (2) months. If permitted by rules and regulations in the Territory, Licensor shall be identified as the developer/manufacturer/licensor of the Finished Product distributed in the Territory. The packaging of the Finished Product, approved by Licensee using supporting documentation provided by Licensee, shall be: (a) sufficient to protect the Finished Product during shipment, (b) compliant with environmental regulations or other relevant rules or regulations; and (c) contain the proper labelling as instructed by Licensee pursuant to this Agreement. Licensee may repackage any Finished Product units.

13.4	Licensor shall use reasonable endeavours to supply the Finished Product and to meet the delivery date. Without prejudice to any rights or remedies available to Licensee under law or this Agreement, Licensor agrees to promptly notify Licensee after becoming aware of any actual or anticipated delay in any delivery of Finished Product. In the event that Licensor could not fulfil the delivery of the Product within three (3) months after the lead time pursuant to Clause 12.1, then the Licensee shall be entitled to demand Licensor for a compensation which is limited to ten percent (10%) of the value of the delayed Finished Product.

13.5	All Finished Product delivered by Licensor shall be delivered CIP Arlanda Sweden - Narita Japan (per Incoterms 2000, made part of this Agreement by reference) or to any other destination specified by Licensee from time to time within the Territory.

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13.6	Licensee shall use its reasonable endeavours to collect the Finished Product in a prompt manner. Warehouse or storage costs incurred by Licensor due to Finished Product being left at the point of delivery for an extended period of time on Licensee’s instructions, or as a result of an act or omission of Licensee, shall be borne by Licensee.

13.7	Risk in the Finished Product shall pass to Licensee upon delivery.

13.8	The title to any consignment of the Finished Product shall not pass to Licensee until Licensor has received payment in full of the price.

13.9	During such time as title in the Finished Product remains with Licensor, Licensee shall:

13.9.1	store or otherwise keep the Finished Product in such a way as clearly to indicate at all times that the Finished Product are owned by Licensor and shall not remove, obscure or delete any mark placed on the Finished Product by Licensor which may enable the Finished Product to be identified; and

13.9.2	have the power to deal with or use the Finished Product (and other goods in which the Finished Product are incorporated) as fiduciary bailee of Licensor in the normal course of its business and to dispose of the Finished Product or such goods by way of bona fide sale at full market value.

13.10	In order to secure the availability and timely delivery of the Finished Product to Licensee, Licensor agrees to undertake to keep at all times, at its sole costs, expense and responsibility, in its premises a sufficient safety stock of Finished Product (the “Safety Stock”) designated to Licensee. Such Safety Stock shall correspond to at least three (3) months of Licensee’s average monthly orders for Finished Product over the previous twelve (12) calendar months to be assessed and updated at the end of each calendar quarter, and shall be rotated with Licensor’s regular inventory of Finished Product to maintain shelf life. For the avoidance of doubt, the Parties expressly agree that the costs and expenses incurred by Licensor as result of keeping such Safety Stock shall be deemed already included in the Supply Price.

13.11	Licensor shall not deliver Finished Product which is not manufactured at an approved facility and shall not change the manufacturing site and/or the regulatory commitments (which are defined in the Marketing Authorisation documentation and shall include without limitation manufacturing method and specification) for the Finished Product without obtaining prior written approval therefore from Licensee and the Competent Authority.

13.12	During the Term and the time which Licensee uses its stock of Finished Product delivered by Licensor, Licensor shall provide Licensee, and at Licensee’s request also the Competent Authority, with letter(s) of authorisation as well as any documentation relating to the Finished Product required by Licensee, or such authorities, for Marketing Authorisation.

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13.13	Licensee's right to possession of the Finished Product shall terminate immediately upon the any of the events listed in Clause 24.2(b) affecting Licensee, or if Licensee encumbers any of the Finished Product.

13.14	Licensee grants Licensor, its agents and employees an irrevocable right at any time to enter any premises where the Finished Product are or may be stored in order to inspect them, or, where Licensor's right to possession has terminated, to recover them.

13.15	During the Term Licensee or any Competent Authority shall be entitled upon prior written notice to visit, inspect and carry out audits relating to the Finished Product at Licensor's facilities, to verify the compliance with this Agreement. With regard to Licensor such visits shall be arranged during normal working hours within four (4) weeks from the date of notice. For purposes of such audits, the Parties undertake to co-operate in good faith with each other and provide the other party with such information and documentation relating to the Finished Product and the manufacture thereof, which it may reasonably request.

14.	THIRD PARTY MANUFACTURING

14.1	Licensor shall for this Agreement reserve for itself the manufacturing rights and Know-how in relation to the Finished Product, but hereby agrees at any time, to appoint a subcontracting manufacturer (the “Second Source Manufacturer”) mutually agreed upon by Licensor and Licensee as a back-up manufacturer of the Finished Product. The Parties agrees not to unreasonably withhold their consent to the appointment of such Second Source Manufacturer. Licensor shall, following signature by the Second Source Manufacture of a confidentiality agreement with terms at least as strong as those agreed by the Parties in this Agreement, deposit with and transfer to the Second Source Manufacturer all Detailed Manufacturing Documentation. Licensor's agreement with such Second Source Manufacturer must bind the Second Source Manufacturer to the same standards and provisions as applicable to the Finished Product supply and manufacturing under and subject to this Agreement. Licensor warrants and is ultimately responsible for the compliance of any such Second Source Manufacturer to the terms and conditions of this Agreement.

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14.2	Licensor shall promptly notify Licensee in the event that Licensor is for any reason at any time during the Term unable to supply Licensee with the Finished Product as ordered by Licensee according to Clause 12.1, including without limitation to deliver Finished Product on time or because Licensor is not technically capable of delivering Finished Product to the specification required by the Marketing Authorisation. If such inability to supply continues for a period exceeding three (3) months, Licensee shall have the right to order the Finished Product directly from Licensor's supplier or, at Licensee's own discretion, demand that Licensor without delay transfers the (or some of the, as appropriate) manufacture of the Finished Product to the Second Source Manufacturer and Licensee shall thereafter have the right to order the Finished Product (or, in the case of an inability to completely supply some of the volume of Finished Product required, that volume of Finished Product that Licensor is unable to supply) from the Second Source Manufacturer until such time that Licensor’s inability to supply ceases, to the satisfaction of Licensee (acting reasonably).

14.3	For the avoidance of doubt, Licensee may not exercise its rights under Clause 14.2 while the Parties await an award to be rendered in proceedings referred by either party under Clause 14.4. However, in the event that proceedings are referred by either party under Clause 14.4 and an award is not rendered in such proceedings within thirty (30) days for whatever reason, Licensee may exercise its rights under Clause 14.2 while the Parties await such an award to be rendered.

14.4	Any dispute between the Parties as to (a) the reasonableness of a party’s objections to one or more of the preferred Second Source Manufacturers specified by the other party above; or (b) whether the prerequisites for exercising Licensee’s rights under Clause 14.2 to order the Finished Product from the Second Source Manufacturer are met, shall be submitted to the dispute resolution procedure set out in Clause 37.

14.5	Licensor shall be solely responsible for any costs associated with or resulting from any manufacturing site change and Licensor shall be solely responsible for the costs of locating and qualifying a Second Source Manufacturer.

15.	ESCROW

15.1	Upon Licensee's request at any time after the Effective Date and during the Term, the Parties shall enter into an escrow agreement (the “Escrow Agreement”) with an appropriate third-party escrow agent selected by Licensor in its reasonable discretion (the “Escrow Agent”). Upon establishment of an escrow account under the Escrow Agreement, Licensor shall deposit with the Escrow Agent the Detailed Manufacturing Documentation.

15.2	The Escrow Agreement shall irrevocably instruct the Escrow Agent to make all Escrow materials available to the Second Source Manufacturer in the occurrence of any of the events under Clause 14.2. Licensee shall be responsible for all fees charged by the Escrow Agent.

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15.3	Upon Licensor's request Licensee shall return and shall procure that any Second Source Manufacturer shall return any escrow material to Licensor upon the expiration of this Agreement pursuant to Clause 24.1 or the termination of the Agreement by Licensor for Licensee 's breach pursuant to Clause 24.2(d) or for Licensee 's insolvency or other enumerated circumstance pursuant to Clause 24.2(b).

16.	SAMPLES

16.1	In order to support marketing and promotion efforts for Finished Product in the Territory, Licensor shall supply a reasonable quantity of samples of the Finished Product, at no cost to Licensee or its Affiliates, for use in the Territory. The maximum amount and timing of such samples delivery to Licensee shall be separately agreed in connection with Licensee’s first Product order from Licensor.

16.2	Sample price to Licensee or its Affiliates shall be half of Licensor's All-In Cost of Goods (as defined in Appendix I). For the avoidance of doubt, a royalty shall not be payable in respect of any supply of samples by Licensor or for Finished Product to be used in clinical trials.

17.	QUALITY OF PRODUCT

17.1	Licensor represents and warrants that all amounts of Finished Product delivered and supplied to Licensee

(a)	shall have been manufactured in accordance with the approved specifications in the Marketing Authorisations, with the manufacturing methodology set out in the Detailed Manufacturing Documentation, all applicable regulatory requirements and/or commitments, cGMPs and all applicable laws and regulations in force from time to time;

(b)	shall conform to the Product specifications in the Marketing Authorizations or other specifications agreed between the Parties and all applicable laws and regulations in force from time to time in the Territory;

(c)	shall have a shelf life of at minimum twelve (12) months when delivered by Licensor pursuant to Clause 13.5. Minimum shelf life shall be revised by the Parties in the event of a total shelf life extension is applied by Licensor and is granted by the Competent Authorities.

(d)	the manufacturing facilities utilized for the manufacture of Finished Product shall, at the time of manufacture, comply with applicable regulations, or other applicable regulations, including applicable cGMPs.

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Clause 17.1(a), (b), (c) and (d) shall together be the “Agreed Quality”.

17.2	Licensor shall furnish Licensee with the analytical test methods information for the Finished Product prior to Licensee’s first purchase of Finished Product for purposes of Licensee’s inspection.

17.3	Licensor shall with each batch of Finished Product delivered and supplied furnish Licensee with a certificate of analysis indicating the compliance of that batch of Finished Product with the Marketing Authorisation and Agreed Quality, and such other information and documentation as may be required from time to time under applicable laws and regulations in the Territory.

17.4	As soon as possible, but in no case later than ten (10) business days following delivery of Finished Product from Licensor, Licensee shall: (i) perform a visual inspection of the Finished Product so delivered, to identify any visible signs of defect or transportation damage, and (ii) notify Licensor promptly should any such defect be found, and in that case place such Finished Product in Licensee’s warehouse until the claim is settled between the Parties.

17.5	If Licensee becomes aware that a Finished Product delivered is defective, is recalled by any governmental agency or authority or is not in conformance with the Agreed Quality, Licensee shall notify Licensor in writing without undue delay after becoming aware thereof.

17.6	Licensee shall have the right to inspect and analyse a representative sample of the Finished Product delivered by Licensor, as required from time to time. Upon Licensee’s reasonable request, Licensor agrees to provide a sufficient amount of representative samples of the less to occur as following, (i) five percent (5%) of the delivery, or, (ii) twenty five (25) vials per year, free of charge to Licensee, for the purpose of such inspection. Notwithstanding what is otherwise said in Clause 17 if, after inspection by Licensee, Finished Product is reasonably believed not conform to the Product specifications agreed between the Parties, Licensee may as an interim measure reject the order of relevant batch of the Finished Product and return it to Licensor, or conduct a full range of inspection thereof for all of the Finished Product, in accordance with all applicable laws and regulations in the Territory. The costs and expenses incurred for such full range inspection of the Product shall be discussed in good faith and agreed between the Parties.

17.7	Licensor acknowledges and agrees that Licensee may, subject to applicable mandatory legislation, from time to time and at its option rely on the certificate of analysis issued by Licensor pursuant to Clause 17.3 herein above and sell Product delivered by Licensor without testing or inspecting the compliance of Product with the Agreed Quality. Lack of such testing or inspection by Licensee shall in no way be, or be deemed to be, an acceptance, express or implied, by Licensee of possible non-conforming or defective Product, and shall be without prejudice to Licensor’s warranty and any remedy available to Licensee under law or this Agreement.

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17.8	If Licensee finds out that a Product delivered is defective, does not comply with the Agreed Quality, was shipped in violation of any applicable statute, administrative order or regulation, is recalled by any governmental agency or authority or by Licensee, is not in conformance with instructions agreed upon by the parties regarding packaging or transport, or is not suitable for use or sale (“Non-Conforming Product”), Licensee shall notify Licensor in writing without undue delay after becoming aware thereof. Any claims by Licensee regarding Non-Conforming Finished Product delivered shall specify in reasonable detail the nature and basis for the claim and cite relevant batch control numbers or other information to enable specific identification of Finished Product involved.

17.9	Licensor agrees to, at its own expense, review any written claim made by Licensee regarding Non-Conforming Finished Product and provide Licensee with the results of its review within thirty (30) days after Licensor's receipt of such written claim. At Licensor’s request and expense, Licensee shall if available return to Licensor for testing the Finished Product at issue or a representative sample thereof. If Licensor’s test results reasonably confirm the Finished Product as Non-Conforming Finished Product, Licensee shall return all Non-Conforming Finished Product to Licensor at Licensor’s expense or at Licensor's discretion destroy such Non-Conforming Finished Product, and Licensor shall, at Licensor's option and sole remedy, either make a replacement delivery of conforming Finished Product within fourteen (14) days from the receipt of Licensee’s notice or reimburse Licensee for any payments made for such Non-Conforming Finished Product.

17.10	If Licensor’s test results do not confirm the Finished Product’s non-conformance, and if the Parties cannot resolve the issue of non-conformance of such Finished Product, Licensor shall submit to a mutually acceptable independent laboratory located in the Territory, such Finished Product or a representative sample thereof, along with a reference sample of Finished Product which has previously been confirmed by Licensor as conforming to the Agreed Quality, the test protocols described in the specifications and mutually agreeable interrogatories to be answered by such laboratory. The determination of the Finished Product’s conformance or non-conformance to the Agreed Quality shall be binding upon the Parties. If the laboratory determines that the Finished Product is conforming, Licensee shall pay all independent laboratory and shipping costs incurred by Licensor. If such laboratory confirms the Finished Product tested as Non-Conforming Finished Product, Licensor shall pay all independent laboratory costs and shall, at Licensor's option, either make a replacement delivery of conforming Finished Product free of charge within fourteen (14) days from the date of such laboratory confirmation or reimburse Licensee for any payments made for such Non-Conforming Finished Product.

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17.11	At any time during review of any claim made by Licensee regarding Finished Product delivered, Licensor shall, at Licensee’s request, within fourteen (14) days deliver to Licensee such quantities that are requested by Licensee to replace all or part of the Finished Product referred to in that claim, subject to volume restraints to which Licensor is subject at that time. Without prejudice to any other rights or remedies available to Licensee under law or this Agreement, Licensee shall not be obliged to pay Licensor the Supply Price for any replacement Finished Product provided under this Clause and that is subsequently found to be a Non-Conforming Finished Product.

17.12	Licensor shall maintain an inspection procedure and quality assurance program for the Finished Product and its production process, which Licensor shall follow for the manufacture of Finished Product units under this Agreement. Licensee shall have the right to review complete records of all quality system documentation which includes but is not limited to inspection, corrective action, and quality assurance work performed by Licensor during visits arranged in accordance with Clause 13.15.

18.	PRODUCT RECALL; REGULATORY MATTERS

18.1	In the event that (a) any governmental agency or authority or Competent Authority issues a recall or takes similar action, in connection with the Finished Product sold or distributed by Licensee in the Territory, or (b) a court of competent jurisdiction orders such a recall, or (c) Licensor decides to cease distribution and/or sales of the Finished Product by reason of a possible safety risk (hereinafter “Recall”) then Licensor shall promptly inform Licensee of such Recall, and Licensor and Licensee shall agree on an appropriate course of action.

18.2	Licensor shall promptly inform Licensee of any notification of any action by, or notification or other information which it receives (directly or indirectly) from any regulatory or other authority, which (a) raises any material concerns regarding the safety or efficacy of the Finished Product, or (b) which indicates a reasonable potential for a recall or market withdrawal of the Finished Product.

18.3	Licensor shall bear all direct costs and expenses of a Recall resulting from Finished Product failing to meet the Agreed Quality at the date of delivery to Licensee. For the purposes of this Agreement, costs and expenses of Recall include without limitation the expenses of notification and destruction or return of the Finished Product recalled, and the supply price (including potential royalties) paid by Licensee for such Finished Product.

19.	SUPPLY PRICE AND PAYMENTS

19.1	Subject to the terms and conditions hereunder, Licensee shall pay the Supply Price set out in Appendix I.

19.2	Licensor shall invoice Licensee for the Supply Price in relation to Finished Product at the time of shipment of the Finished Product to Licensee.

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19.3	Licensee shall pay the Supply Price in accordance with Licensor’s valid invoice within the later of (i) sixty (60) days from the date of receipt of such invoice, or (ii) seventy (70) days from the date the invoiced Finished Product has been safely delivered to the destination specified by Licensee (or such other destination as subsequently agreed by the Parties in writing), provided that such invoice shall only reference Finished Product that has been shipped by Licensor at the time of issuance in accordance with a Binding Purchase Order from Licensee.

19.4	Licensor may appropriate sums received from Licensee against any debt due to Licensor from Licensee, irrespective of any purported appropriation by Licensee.

19.5	Royalties accruing to Licensor under this Agreement shall be paid by Licensee to Licensor not later than thirty (30) days following the end of each two (2) calendar quarters during which such royalties accrued.

19.6	Milestones except signing fee accruing to Licensor under this Agreement shall be paid by Licensee to Licensor not later than forty five (45) days following the occurrence of the event triggering Licensor’s right to receive and Licensee’s obligation to pay the particular milestone.

19.7	All payments shall be made by bank transfer, or by such other payment method as shall be stipulated by the relevant party from time to time, to such bank account as that party may from time to time notify in writing to the other party.

19.8	All sums payable under this Agreement shall be paid in full without any deductions or withholdings (including deductions or withholdings in respect of items such as income tax, corporation tax, or other taxes, charges or duties) except insofar as the party obliged to make the payment is required by law to deduct withholding tax from sums payable to the other party in which case the party making the payment shall:

(i)	ensure that the deduction or withholding does not exceed the minimum amount legally required; and

(ii)	provide to the other as required by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

19.9	The Parties shall cooperate to ensure that all sums payable under this Agreement can be lawfully paid without deduction of withholding tax, where this is possible under the laws of the relevant jurisdiction.

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19.10	Each party shall pay to the other interest on payments overdue to that other party (including payments of royalties pursuant to Clause 11.1) at the rate of six (6) per cent per annum from the date the payment became due until actual payment is made (irrespective of whether the date of payment is before or after any judgment or award in respect of the same).

20.	REPRESENTATIONS AND WARRANTIES BY LICENSOR

20.1	Licensor warrants and represents that it shall at all times

20.1.1	comply with the Regulatory Requirements;

20.1.2	that the rights granted or to be granted to Licensee pursuant to this Agreement do not conflict with any rights granted to any third party.

21.	INTELLECTUAL PROPERTY

21.1	Except for those rights expressly granted under this Agreement, nothing in this Agreement shall be construed as creating, granting or conveying to one party any licence, right, title or other interest in or to any Intellectual Property Rights owned or controlled by the other party or its Affiliates: (i) existing prior to the Effective Date; or (ii) independently discovered and developed during the Term by such other party or its Affiliates other than in performance of its obligations under this Agreement and without use of such other party’s Intellectual Property Rights or Confidential Information.

21.2	Licensor shall be responsible for and undertake, at its own cost in consultation with Licensee, the filing, prosecution, maintenance and defence of any Patent Rights. Upon request by Licensor, Licensee shall, at Licensor’s own cost, promptly provide all reasonable assistance requested by Licensor in connection with the filing, prosecution, maintenance or defence of any Patent Rights.

21.3	Licensor shall have the right to timely restrain any third party infringement of any Licensor's Patent in Licensor’s name and at its expense, and shall be solely entitled to any recovery that results from such enforcement. At Licensor’s reasonable request and expense, Licensee may be, but shall not be obligated to cooperate in such proceeding. Each party shall notify the other in the event any third party shall commence or threaten to commence an action against Licensor or Licensee alleging that the sales of the Finished Product infringes a patent or other Intellectual Property Right of such third party. Each party shall keep the other reasonably informed with respect to the progress of any such action from time to time. Licensor shall, at all times, protect Licensee from any such action against Licensee, except such action was determined caused by the negligence, fault, wilful wrongdoing, or material breach of this Agreement by Licensee. Each party shall be permitted to participate in any such infringement litigation on its own behalf, at its own expense, through counsel of its choice.

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21.4	Licensor represents and warrants to Licensee as of the date of this Agreement:

(a)	there have been no claims or assertions, written or oral, that the making, offering for sale, use, or importing of the Product infringes the patents, trademarks, or other Intellectual Property Rights of any third party;

(b)	Licensor has no actual knowledge, of any third party patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing Product in the Territory in accordance with the terms of this Agreement; and

(c)	Licensor has no actual knowledge that as a result of the execution and delivery of this Agreement and the performance of Licensee hereunder, of any violation of, or lose any rights pursuant to, any license, sublicense or agreement previously provided to a third party with respect to Licensor’s Intellectual Property Rights.

22.	INDEMNIFICATION AND LIABILITY

22.1	Without prejudice to any other limitation (whether effective or not) of either party’s liability, neither party shall be liable (whether in contract, tort (including negligence) or for breach of statutory duty or otherwise) for any loss of profits, use, opportunity, goodwill, business or anticipated savings, for any indirect or consequential losses in connection with this Agreement, the services or the Products (in each case irrespective of any negligence or other act, default or omission of a party (or its employees or agents), and regardless of whether such loss or claim was foreseeable or not or whether the other has been informed of the possibility of such loss). Nothing in this Clause 22.1 shall however operate to limit or exclude any liability for fraud.

22.2	Licensor hereby indemnifies Licensee in full and on demand and shall keep Licensee so indemnified from and against all Losses incurred or suffered by Licensee whether or not foreseeable and howsoever arising, as a result of any Claim by a third party which alleges that the Finished Product has caused death or personal injury as a direct result of the Finished Product as delivered to Licensor failing to meet the Agreed Quality. The indemnity in this Clause 22.2 shall not apply where the Losses or Claim shall have resulted from damage to the Product in transit or in storage following delivery to Licensee.

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22.3	Where a party seeks indemnification pursuant to this Agreement, the following provisions shall apply:

22.3.1	the party seeking indemnification (“Indemnitee”) shall notify the other party (“Indemnitor”) in writing promptly, but no later than forty five (45) days after becoming aware of any Claim in respect of which indemnification may be sought hereunder;

22.3.2	if any action is threatened or brought against the Indemnitee, it shall notify the Indemnitor of that action within forty five (45) days of the Claim being brought to the Indemnitee’s attention and the Indemnitor shall have the right but not the obligation, to defend against, control the defence of, and settle any such claim and if the Indemnitor fails to take action in defence of the Claim within forty five (45) days of the Claim being notified to the Indemnitor, or if the Indemnitor subsequently ceases to pursue such defence, the Indemnitee shall have the right but not the obligation to defend the Claim; and

22.3.3	the party not pursuing the defence of a Claim as envisaged in Clause 22.3.2 shall co-operate as reasonably requested by the other party in the defence of any Claim indemnifiable pursuant to this Agreement.

22.4	In case that and as far as the Indemnitor takes action in defence of any such Claim, the Indemnitee shall be entitled to participate in the defence of any such Claim provided, however, the decisions of counsel for the Indemnitor shall supersede any decisions made by counsel for the Indemnitee.

22.5	The amount of any indemnification payable pursuant to this Agreement shall include all reasonable legal and professional services costs incurred in respect of the relevant Claim.

22.6	Nothing in this Agreement, or agreements to be entered into pursuant to its terms shall in any way exclude or limit any party’s liability for death or personal injury caused by its negligence or for fraudulent misrepresentation.

23.	INSURANCE

23.1	During the Term Licensor and Licensee shall each maintain general business and product liability insurance coverage, sufficient to cover their respective responsibilities and liabilities in this Agreement. Upon request by one party, the other party shall furnish to the requesting party a certificate of insurance signed by an authorized representative of the party's insurance underwriter evidencing the insurance coverage required by this Agreement.

24.	TERM AND TERMINATION

24.1	The Agreement enters into force on the Effective Date. Unless terminated earlier by one of the Parties in accordance with the terms of this Agreement, it shall continue in force in the Territory until terminated by at least twelve months prior written notice by one party to the other party, which shall have effect either on (and no earlier than):

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(i) the date of last to occur of the following:

24.1.1	ten (10) years from the Effective Date;

24.1.2	the last expiration of any Licensor's Patents.

This Agreement shall be automatically extended for one (1) year each, unless either party shall have otherwise notify to other party in writing at least six (6) months prior to the expiry of this Agreement or renewal or extension hereof.

24.2	Notwithstanding Clause 24.1 above, in addition to the termination provisions set forth elsewhere in this Agreement, the Agreement may be terminated:

(a)	by mutual agreement of the Parties;

(b)	upon written notice having immediate effect by a party if any of the following occur in relation to the other party:

(i)	the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts; or

(ii)	the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

(iii)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other party; or

(iv)	an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the other party; or

(v)	a person becomes entitled to appoint a receiver over the assets of the other party or a receiver is appointed over the assets of the other party; or

(vi)	a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within fourteen (14) days; or

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(vii)	any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in Clause 24.2(b)(i) to (vi);

(c)	by Licensor by written notice to Licensee having immediate effect, if any change of control occurs in relation to Licensee (unless Licensor has consented to such change of control in advance in writing, such consent not to be unreasonably withheld or delayed);

(d)	by a party by written notice having immediate if effect, if there is a material breach in the performance of the other party’s duties and obligations under this Agreement and the party in default has not remedied the default within sixty (60) days after receipt of written notice (provided that if such default involves any matter relating to the public health or relates to a matter for which substantial harm shall accrue to the non-defaulting party by such delay (including without limitation harm to the Marketing Authorisation, registration or patents pertaining to the Product), the defaulting party shall have ten (10) days following notice from the non-defaulting party in which to remedy such default).

(e)	By a party in the event that such party determines that the results of the second interim analysis were not a positive outcome.

(f)	By Licensor in the event that Licensee determines that it will not be able to meet its obligations under this Agreement prior to the first approval of the Product by a Competent Authority.

24.3	In the event of termination for any reason the Parties shall fulfil orders which were accepted before the end of the Agreement. Licensee shall cease to promote, market, advertise or enter into negotiations for the sale of the Product and it shall return or, if applicable, assign to Licensor or a third party designated in writing by Licensor all Marketing Authorisation, Information, Know-how and Confidential Information received from Licensor and pertaining to the Product, in accordance with Clause 25.

24.4	In the event of termination of this Agreement, Licensee shall be entitled to, at its option, (i) request Licensor to repurchase quantities of the Product that Licensee holds in stock from Licensor or (ii) sell any quantities of Product in stock after termination of the Agreement. Licensor shall repurchase from Licensee any Product held in stock at a price corresponding to the price paid by Licensee plus transportation costs.

25.	POST TERMINATION

25.1	Upon termination or expiration of this Agreement for any reason, Licensee’s rights with respect to Product shall terminate.

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25.2	Promptly following termination, Licensee shall (without additional payment being required from Licensor):

25.2.1	transfer to Licensor copies, including annotations, of all data, reports, records and materials containing Confidential Information and that are in the possession or control of Licensee;

25.2.2	transfer to Licensor all Regulatory and Clinical Data provided to Licensee by or through Licensor related to the Product;

25.2.3	assign to Licensor all right, title and interest in or for Licensor's insolvency or other enumerated circumstance pursuant to Clause 24.

25.2.4	transfer to Licensor or its nominee all right, title and interest in and to every Marketing Authorisation for the Product in the Territory; and

25.2.5	Licensee hereby covenants that Licensee will at its own expense execute, promptly sign and do all such instruments, applications, documents, acts and things as may reasonably be required by Licensor give full effect to Clauses 25.2.1 to 25.2.4.

25.3	Upon the expiration and termination of this Agreement, for any reason whatsoever, the Marketing Authorisation obtained by Licensee during the term of this Agreement in the Territory shall be transferred to Licensor or its designee. The compensation to transfer the ownership of the Marketing Authorisation shall consist of all the actual and documented costs paid by Licensee for transferring the original Marketing Authorisation.

25.4	Licensee hereby grants a perpetual and non-terminable, non-exclusive, worldwide, and royalty free licence (with a right to sublicense) and without any restriction as to use, to all Licensee´s Improvements (except Improvement severable from the Licensed Technology pursuant to Clause 6.2.2 hereinabove) and all Regulatory and Clinical Data in existence at the last day of the Term and with effect from such date. Licensee hereby covenants with Licensor that Licensee will at its own expense execute, sign and do all such instruments, applications, documents, acts and things as may reasonably be required by Licensor give full effect to this Clause 25.4.

25.5	Termination or expiration of this Agreement, for whatever reason, will not affect any accrued rights or liabilities of either party or payments due nor will it affect the coming into force or the continuance in force of Clauses 7, 11.2, 11.4, 15.3, 18.1, 18.2, 22, 23, 24.3, 24.4, 25, 29, 30 and 37 and any other provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

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26.	FORCE MAJEURE

26.1	Neither party shall be under any liability to the other for failure or delay in the performance of any obligation hereunder or part thereof to the extent and for the period that such performance is prevented by reason of a case of Force Majeure, provided that the party affected thereby shall give prompt notice to the other party of the date of commencement of the Force Majeure, the nature thereof, and expected duration; use its best efforts to avoid or remove the Force Majeure to the extent it is so able to do; and make up, continue on and complete performance when such cause is removed to the extent it is able to do so. Either party shall be entitled to terminate this Agreement forthwith by giving written notice to the other party if the performance of this Agreement shall be substantially hindered or prevented for a period exceeding six (6) months due to an event of Force Majeure affecting either party which cannot be removed or abated.

27.	RELATIONSHIP BETWEEN THE PARTIES

27.1	The relationship between the Parties under the Agreement is that of independent contractors of which Oasmia Pharmaceutical AB is the Licensor, manufacturer, supplier and seller and Nippon Zenyaku Kogyo Co. Ltd. is the Licensee, purchaser and distributor and of the Product.

27.2	Neither party has any right or authority to enter into any contracts in the name of or for the account of the other party, nor to assume or create any obligation of liability of any kind, express or implied, on behalf of the other party.

27.3	Licensee shall purchase from Licensor or a third party designated by Licensor all Products unless otherwise agreed in accordance with Clause 14.2.

27.4	Each party shall have the right to perform its rights and obligations under this Agreement through a wholly owned subsidiary. Each party shall be responsible for the performance of its subsidiary in the same way as if the performance had been executed by the party itself.

28.	NON-COMPETITION

28.1	During the Term Licensee and its Affiliates will not develop, use or commercialise any new product directly competing with the Product in the Territory, without the prior written consent by Licensor. A directly competing product means a veterinary pharmaceutical product with the same mode of action, which is used or can be used as a substitute to the Product in the Field in the Territory. For the sake of clarity, Licensee shall be free to use for whatever purpose any and all information and Know-how developed and collected by Licensee that is not obtained from Licensor; provided, however, any information and Know-how that is developed by or with Licensor in connection with its performance under this Agreement that relates directly to the Product itself or to improvements, modifications, formulations or future product extensions of the Product shall be the property of Licensor if not otherwise agreed between the Parties.

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29.	CONFIDENTIAL INFORMATION

29.1	Neither party shall make copies of, disclose or use the Confidential Information of the other party under any circumstances whether during or after the currency of this Agreement other than to employees, agents or sub-contractors of such party who are reasonably required to know such Confidential Information for the purposes of this Agreement, in which case the party concerned shall procure that such Persons undertake to keep such Confidential Information confidential. Each party shall be responsible for any disclosure by its employees, agents or sub-contractors.

29.2	Clause 29.1 shall not apply to information:

29.2.1	already in the public domain or which comes into the public domain other than through a breach of Clause 29.1 by a party;

29.2.2	which is already in the possession of the other party free from any obligation of confidentiality at the time it is/was disclosed to it;

29.2.3	which is developed by a party independently of information provided by the other party;

29.2.4	where the non-disclosing party to whom the information relates has expressly approved its disclosure;

29.2.5	which the other party is required by any Competent Authority or law to disclose but only to the extent of such required disclosure and provided prior notification of such disclosure has been given to the other party; and

29.2.6	which a party is required by a recognised stock exchange to disclose but only to the extent of such required disclosure and provided that the disclosing party has first consulted with and taken due account of any reasonable representations made by the other party.

29.3	Upon termination of this Agreement for whatever reason, the Parties shall each within fourteen (14) days return to the other all of the other party's Confidential Information.

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30.	STATEMENTS TO PUBLIC

30.1	Neither Licensor nor Licensee shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld, subject to any applicable regulatory and/or stock exchange requirements.

30.2	The wording and the timing of any press release or of any other announcement and/or statement to the public shall have to be agreed upon in advance between the Parties. The Parties agree that announcements and/or statements to the public shall be promptly reviewed by both Parties, and that any such announcements or statements deemed by Licensor to be required to fulfil a commitment under the laws applicable to publicly listed companies in Sweden shall be reviewed within two business days by Licensee, and if Licensor does not receive a response from Licensee within such period, it shall be deemed accepted by Licensee.

31.	ENTIRE AGREEMENT

31.1	This Agreement constitutes the whole agreement between the Parties and supersedes all previous agreements between the Parties relating to its subject matter.

31.2	Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.

31.3	Nothing in this Clause 31 shall limit or exclude any liability for fraud.

32.	AMENDMENTS

32.1	Except as otherwise provided expressly herein, no modification, amendment or supplement to this Agreement or to the Appendices hereto shall be effective for any purpose except by consent of both Parties and the proper execution of another written instrument by duly authorized officers of the Parties hereto.

33.	ASSIGNMENT

33.1	Neither party shall assign, transfer, charge or otherwise encumber the Agreement or any right hereunder without the prior written consent of the other.

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34.	NO WAIVER; REMEDIES

34.1	The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

35.	NOTICES

35.1	Any communication, including any notice or demand, under or in connection with this Agreement must be in writing, in English, and will be deemed to be validly served if delivered personally (when delivered) or sent by confirmed fax (when confirmed), by reputable courier within five (5) days of sending (or as otherwise specified in this Agreement):

To Licensor:

Oasmia Pharmaceutical AB
Att: Chief Executive Officer
Vallongatan 1
S-752 28 Uppsala Sweden
Telephone:+46 18 50 54 40
Fax: +46 18 51 08 73

and to Licensee:

Nippon Zenyaku Kogyo Co. Ltd

Att. Chief Executive Officer

Principal Office: 1-1 Tairanoue Sasagawa,

Asaka-machi, Kooriyama,

Fukushima 963-0196 Japan

Telephone:+81 24 945 2394

Fax:	+81 24 946 5630

A party may change its designated address, telephone number or facsimile number by providing notice of such change to the other party under this Clause.

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36.	SEVERABILITY AND VALIDITY

36.1	Any provision of this Agreement that is declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, to the extent that the purpose of this Agreement is not materially altered, or without affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if the purpose of the Agreement has been materially altered, a party may terminate this Agreement.

37.	GOVERNING LAW AND DISPUTE RESOLUTION

37.1	This Agreement and the documents to be entered into pursuant to it, and any dispute or claim arising out of or in connection with it or its subject matter or formation, including any question regarding its existence, validity or termination, (including non-contractual disputes or claims). (“Dispute”) shall be governed by and construed in accordance with the law of England.

37.2	A conciliation committee shall be installed by both Parties. The conciliation committee shall attempt to resolve any Dispute by mutual agreement. The conciliation committee shall consist of the Managing Directors (or equivalent) of the Parties as well as two additional authorised designees from each party. In case the conciliation committee has not resolved the Dispute within thirty (30) days (fifteen (15) days for Disputes relating to amounts owed) after the Dispute has been referred to it by either of the Parties, either of the Parties may resort to Clause 37.3. In the event the Dispute relates to amounts owed by one party to the other, all amounts not in dispute must be timely paid and only the difference between the amounts asserted by the Parties shall be subject to delay. This Clause 37.2 shall be without prejudice to either party’s rights to seek interim relief from the courts to protect its confidential information, rights or assets.

37.3	Save as otherwise provided in Clause 37.2, Disputes shall be referred to and finally resolved by arbitration under the International Chamber of Commerce Rules, which Rules are deemed incorporated by reference into this Clause. The number of arbitrators shall be one. The seat or legal place of the arbitration shall be Stockholm, Sweden, in case Licensee is the respondent, and Tokyo, Japan, in case Licensor is the respondent. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding upon both Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a DEED and delivered by their respective, duly authorized officers, as of the day and year first above written.

SIGNED as a DEED on behalf of Oasmia Pharmaceutical AB, Vallongatan 1, S-752 28 Uppsala, Sweden, a company incorporated in Sweden, by Julian Aleksov, being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

Authorised signatory

SIGNED as a DEED on behalf of Nippon Zenyaku Kogyo Co. Ltd., 1-1 Tairanoue Sasagawa, Asaka-machi, Kooriyama City, Fukushima Prefecture 963-0196, Japan, a company incorporated in Japan by being a person who, in accordance with the laws of that territory, is acting under the authority of the company.

Authorised signatory

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APPENDIX I

Supply Price and Royalties

In this Appendix I:

“All-In Cost-of-Goods”: shall mean all direct out-of-pocket costs and Allocable Overhead incurred in the manufacture, packaging, storage and delivery CIP to Stockholm - Arlanda Airport destination Narita Airport Licensee’s principal office of the Product;

“Allocable Overhead” shall mean with respect to a party’s activities, costs directly related to such activities and incremental costs actually incurred by such party or for its account, including but not limited to, those which are attributable to such party’s supervisory services, quality control, occupancy costs, financial costs and its payroll, information systems, delivery systems, or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by such party. Allocable Overhead shall not include any costs attributable to general corporate activities including by way of example, executive management, investor relations, business development, legal affairs, human relations, related to activities.

“Gross Profit” shall mean Net Sales less All-In Cost-of-Goods of the Product.

The Supply Price and royalty for Finished Product delivered to Licensee throughout the term of the Agreement shall be calculated as follows:

1.	Licensee buys Finished Product from Licensor at Licensor actual All-In Cost-of-Goods (“Supply Price”)

a.	This Supply Price may be revised by Licensor at Licensor’s discretion or/and upon Licensee’s request once per year, to be effective by May 1 the following year, giving at least three month’s written notice.

b.	Licensor shall annually furnish to Licensee the statement of All-in Cost-of-Goods within thirty (30) days from January 1.

c.	Any change in Supply Price may only include Licensor's documented increased/decreased All-in Cost-of-Goods, to be furnished to Licensee.

d.	Any change in Supply Price shall not affect the Supply Price for orders already submitted.

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2.	Licensee sells the Product and books Net Sales and Gross Profit in the Territory

a.	A quarterly reconciliation of Net Sales is done at the end of each 2 calendar quarters on a Territory level

3.	A royalty is paid to Licensor within thirty (30) days after the end of each 2 calendar quarters, calculated as

(a)	Twenty seven (27) % of Licensee’s or its Affiliate's reconciliated Gross Profit for Licensee’s or its Affiliate's reconciliated Net Sales up to seven million and five hundred thousand US dollars (7.5 million USD) during a Fiscal Year.

(b)	Thirty six (36) % of Licensee's or its Affiliate's reconciliated Gross Profit for Licensee’s or its Affiliate's reconciliated Net Sales above seven million and five hundred thousand US dollars (7.5 million USD) during a Fiscal Year.

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APPENDIX II

Patents and Trademarks

Patents

Taxol containing composition. JP No. 4147114 granted March 5, 2002.

Water insoluble PCT/SE 2008/051515 International patent application.

New Ligands JP 2000-598508

Trademark

Paccal Vet Reg. No. 100 23 18, 12.03.2009.

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APPENDIX III

Pharmacovigilance Agreement

To be agreed upon by the Parties before grant of Marketing Authorisation.

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APPENDIX IV

Know-how: documentation

1.	Regulatory documentation
2.	Pre-clinical documentation
3.	Clinical documentation
4.	Chemical and manufacturing documentation

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APPENDIX V

Committee Members

Three members to be appointed by each of the parties from time to time.

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